NeuroPace Reports Second Quarter 2022 Financial Results and Provides a Business Update

Mountain View, Calif. –August 11, 2022 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy, today reported financial results for the quarter ending June 30, 2022.

Recent Highlights
•Announced exclusive U.S. distribution agreement with DIXI Medical to sell its stereo EEG electrodes to Epilepsy Monitoring Units (EMUs)
•Completed sales team expansion initiative
•Begins enrollment in the NAUTILUS study for primary generalized epilepsy
•Total revenue of $10.2 million for the second quarter of 2022
•Initial implant revenue of $8.0 million for the second quarter of 2022
•Replacement implant revenue of $2.2 million for the second quarter of 2022

“While we faced headwinds from reduced EMU patient volumes in the first half of 2022, the operating environment improved through the second quarter with the positive trend continuing into the third quarter. Having completed our sales team expansion initiative, we are more confident in our ability to reach patients earlier in their treatment journey and increase utilization within CECs.” said Mike Favet, Chief Executive Officer of NeuroPace. “I am also thrilled to partner with DIXI Medical to be their exclusive U.S. distributor of stereo EEG electrodes. This partnership is particularly impactful for NeuroPace as it grants us access to a new, adjacent market while also providing better visibility into the diagnostic evaluation pipeline for our core RNS business.”

Second Quarter 2022 Financial Results

Total revenue was $10.2 million in the second quarter of 2022, compared to $12.6 million in the prior year period. Initial implant revenue was $8.0 million, compared to $9.2 million in the prior year period. Second quarter of 2022 initial implant procedures were limited by the reduction of patients going through the EMU diagnostic process in the first half of 2022 and COVID-19 related cancellations. Replacement implant revenue was $2.2 million, compared to $3.4 million in the prior year period. Replacement implant revenue will generally continue to decrease until a significant number of devices with the longer lasting battery reach end of service. More than 90% of patients have had their NeuroPace device replaced when the battery reaches end of service, so replacement implant revenue is primarily a function of when the batteries in the previously implanted devices reach end of service.

Gross margin for the second quarter of 2022 was 73% compared to 74% in the second quarter of 2021. The decline in gross margin was primarily due to an increase in indirect labor costs, including stock-based compensation.

Total operating expenses in the second quarter of 2022 were $18.4 million, compared with $14.0 million in the prior year period. R&D expense in the second quarter was $5.7 million compared with $4.4 million in the prior year period. The increase in R&D expense was primarily driven by an increase in personnel related expenses, product development and clinical study expenses. SG&A expense in the second quarter of 2022 was $12.8 million compared with $9.5 million in the prior year period. The increase in SG&A expense was primarily driven by personnel related expenses, increased costs associated with operating as a public company, and increased sales and marketing costs to support commercial expansion initiatives.

Net loss was $12.7 million for the second quarter of 2022, compared to a net loss of $8.5 million in the prior year period. Interest expense in the second quarter of 2022 was $1.9 million, which was even compared to the prior year period.

Cash, cash equivalents and marketable securities were $92.4 million down from $103.2 million at March 31, 2022, and long-term borrowings were $51.0 million as of June 30, 2022.

2022 Financial Guidance

•Total revenue of $43 million to $45 million
•Initial implant revenue of $34 million to $36 million
•Replacement implant revenue of approximately $7.5 million
•DIXI Medical revenue of approximately $1.5 million, expected in the fourth quarter of 2022
•Gross margin in the low 70% range
•Total operating expenses of $74 million to $75 million, which includes approximately $8 million to $9 million of non-cash stock-based compensation expense

Webcast and Conference Call Information

NeuroPace will host a conference call to discuss the second quarter 2022 financial results after market close on Thursday, August 11, 2022, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/e9g3pw5c
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BI9a39528014b64663b5d4f5d3f7805954

Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investors.neuropace.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients suffering from drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including the statements related to EMU patient volume trends, drivers of replacement implant revenue and under the caption “2022 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual

Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 10, 2022 and its quarterly report on Form 10-Q to be filed with the SEC on August 11, 2022, as well as any reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenue	$10,200	$12,630	$21,574	$23,847
Cost of goods sold	2,734	3,271	5,849	5,995
Gross profit	7,466	9,359	15,725	17,852
Operating expenses
Research and development	5,669	4,437	11,246	8,537
Selling, general and administrative	12,771	9,527	25,215	17,794
Total operating expenses	18,440	13,964	36,461	26,331
Loss from operations	(10,974)	(4,605)	(20,736)	(8,479)
Interest income	221	100	355	126
Interest expense	(1,852)	(1,873)	(3,682)	(3,722)
Other income (expense), net	(85)	(2,116)	(88)	(5,229)
Net loss	$(12,690)	$(8,494)	$(24,151)	$(17,304)
Net loss per share attributable to common stockholders, basic and diluted	$(0.52)	$(0.48)	$(0.99)	$(1.93)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,503,552	17,553,818	24,406,100	8,959,134

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2022	2021
Assets
Current assets
Cash and cash equivalents	$5,702	$19,187
Short-term investments	86,709	96,397
Accounts receivable	8,474	7,091
Inventory	8,419	7,822
Prepaid expenses and other current assets	3,160	2,319
Total current assets	112,464	132,816
Property and equipment, net	951	603
Operating lease right-of-use asset	4,986	—
Restricted cash	122	122
Other assets	21	21
Total assets	$118,544	$133,562
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,503	$1,378
Accrued liabilities	6,962	7,923
Operating lease liability	2,936	—
Total current liabilities	11,401	9,301
Deferred rent, noncurrent	—	911
Long-term debt	51,018	49,847
Operating lease liability, net of current portion	3,223	—
Total liabilities	65,642	60,059
Stockholders’ equity
Common stock, $0.001 par value	25	24
Additional paid-in capital	502,250	497,522
Accumulated other comprehensive income	(1,451)	(272)
Accumulated deficit	(447,922)	(423,771)
Total stockholders’ equity	52,902	73,503
Total liabilities and stockholders’ equity	$118,544	$133,562